QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(4)

        U.S. Offer to Purchase for Cash
Outstanding American Depositary Shares
of
 Siliconware Precision Industries Co., Ltd.
for
 NT$225.00 Per American Depositary Share
(Payable in U.S. Dollars)
by
 Advanced Semiconductor Engineering, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY
TIME, ON SEPTEMBER 22, 2015, UNLESS THE U.S. OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the U.S. Offer.

August 24, 2015

To Our Clients:

        Enclosed for your consideration are the U.S. Offer to Purchase, dated August 24, 2015 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") in connection with the offer by Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China ("Purchaser"), to purchase outstanding American Depositary Shares ("ADSs") of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL"), each representing five Common Shares of SPIL, par value NT$10 per share ("Common Shares"). Purchaser is offering to pay NT$225.00 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made to Computershare Trust Company, N.A. (the "U.S. Tender Agent"). The new Taiwan dollars will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m. Taipei time on the date payment is made to the U.S. Tender Agent, less applicable taxes and other governmental charges, if any.

        We or our nominees are the holder of record of ADSs held for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed ADS Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the ADS Letter of Transmittal (including any necessary proration as described in the Offer to Purchase).

        Your attention is directed to the following:

  1.
  The price paid in the U.S. Offer is NT$225.00 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made the U.S. Tender Agent. The new Taiwan dollars will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m.

    Taipei time on the date payment is made to the U.S. Tender Agent, less applicable taxes and other governmental charges, if any.

  2.
  In the U.S. Offer, Purchaser are offering to purchase up to that number of ADSs such that, together with the Common Shares validly tendered and not properly withdrawn upon expiration of the concurrent offer for Common Shares in the Republic of China (the "ROC Offer"), Purchaser will acquire 779,000,000 Common Shares, including those represented by ADSs, which represents approximately 24.99% of the issued and outstanding share capital of SPIL.

  3.
  The U.S. Offer and withdrawal rights expire at 12:00 p.m. noon, New York City time, on September 22, 2015, unless the U.S. Offer is extended by Purchaser.

  4.
  The U.S. Offer is conditioned upon there being validly tendered in accordance with the terms of the ROC Offer, and not withdrawn prior to the expiration of the ROC Offer, a number of Common Shares, not including those represented by ADSs, such that we will acquire at least 5% of the issued and outstanding share capital of SPIL. In addition, the U.S. Offer is subject to the other conditions set forth in the U.S. Offer to Purchase, described in "The Offer—Section 14—Conditions to the U.S. Offer".

        If you wish to have us tender any or all of your ADSs, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form.

        Your prompt action is requested. Your Instructions Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the U.S. Offer.

        The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to
U.S. Offer to Purchase for Cash
Outstanding American Depositary Shares
of
 Siliconware Precision Industries Co., Ltd.
for
 NT$225.00 Per American Depositary Share
(Payable in U.S. Dollars)
by
 Advanced Semiconductor Engineering, Inc.

        The undersigned acknowledge(s) receipt of your letter and the enclosed U.S. Offer to Purchase dated August 24, 2015 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal, in connection with the offer by Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China, to purchase outstanding American Depositary Shares ("ADSs") of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL"), each representing five Common Shares of SPIL, par value NT$10 per share.

        This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms set forth in the U.S. Offer to Purchase and in the related ADS Letter of Transmittal furnished to the undersigned.

Number of ADSs to be Tendered:		SIGN HERE
ADSs*

Signature(s)
Dated	, 2015

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned's account are to be tendered

QuickLinks

  Exhibit (a)(4)